ARTICLES OF INCORPORATION
CINERGY TELECOMMUNICATION NETWORKS – OHIO, INC.

The undersigned, desiring to form a corporation, for profit, under Sections 1701.01 et seq.
of the Ohio Revised Code, do hereby state the following:

FIRST: The name of said corporation shall be: Cinergy Telecommunication Networks - Ohio, Inc.

SECOND: The principal office of the Corporation in the State of Ohio is to be located the City of Cincinnati, County of Hamilton.

THIRD: The purpose of this Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under Chapter 1701 of the Ohio Revised Code.

FOURTH: The number of shares which the Corporation is authorized to have outstanding is Five Hundred (500), all of which shall be common shares without par value.

IN WITNESS WHEREOF, we have hereunto subscribed our names, on January 3, 2000.

/s/ Richard G. Beach Richard G. Beach Incorporator